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257023.003(BF)

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                               DIGENE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   253752 10 9
                               ------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 pages


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CUSIP NO.   253752 10 9              13 G                PAGE  2  OF   6  PAGES

================================================================================
     1      NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Charles M. Fleischman                S.S. #
--------------------------------------------------------------------------------
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [ ]

                                                            (b) [ ]
--------------------------------------------------------------------------------
     3      SEC USE ONLY

--------------------------------------------------------------------------------
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

================================================================================
                  5      SOLE VOTING POWER

                              8,091**
 NUMBER OF        --------------------------------------------------------------
  SHARES          6      SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                     4,987,115**
  EACH            --------------------------------------------------------------
REPORTING         7      SOLE DISPOSITIVE POWER
  PERSON
  WITH                        8,091**
                  --------------------------------------------------------------
                  8      SHARED DISPOSITIVE POWER

                              4,987,115**
================================================================================
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   5,325,996**
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                           [ ]
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   38.3%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON*

                   IN
================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

**See Item 4 below.


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                                  SCHEDULE 13G

ITEM 1.

                     (a)       Name of Issuer:

                               Digene Corporation
                               -----------------------------------------------

                     (b)       Address of Issuer's Principal Executive Offices:

                               9000 Virginia Manor Road
                               Beltsville, MD  20705
                               -----------------------------------------------

ITEM 2.

                     (a)       Name of Person Filing:

                               Charles M. Fleischman
                               -----------------------------------------------

                     (b)       Address of Principal Business Office or, if none,
                               Residence:

                               9000 Virginia Manor Road
                               Beltsville, MD 20705
                               -----------------------------------------------

                     (c)       Citizenship:

                               United States
                               -----------------------------------------------

                     (d)       Title of Class of Securities:

                               Common Stock
                               -----------------------------------------------

                     (e)       CUSIP Number:

                               253752 10 9
                               -----------------------------------------------





                                Page 3 of 6 pages


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ITEM 3.                        IF THIS STATEMENT IS FILED PURSUANT TO RULE
                               13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                               Not Applicable

ITEM 4.                        OWNERSHIP.

                               Amount Beneficially Owned:

                               5,325,996*
                               -----------------------------------------------

                               * Includes (i) 4,987,115 shares owned by Armonk Partners, as to which Mr. Fleischman shares voting and investment power as a general partner,
                               (ii) 16,672 shares held in trust for the benefit of Mr. Fleischman's minor children, as to which Mr. Fleischman disclaims beneficial ownership, and (iii) 314,118 shares issuable upon exercise of stock options.

                               Percent of Class:

                               38.3%
                               -----------------------------------------------

                               Number of shares as to which such person has:

                                 (i)  sole power to vote or to direct the
                                      vote:  8,091
                                             ---------------------------------

                                (ii)  shared power to vote or to direct
                                      the vote: 4,987,115
                                                ------------------------------

                               (iii) sole power to dispose or to direct the disposition of: 8,091
                                                      ------------------------

                                (iv) shared power to dispose or to direct the disposition of: 4,987,115
                                                      ------------------------

ITEM 5.                        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                               Not Applicable
                               -----------------------------------------------


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ITEM 6.                        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                               ANOTHER PERSON:

                               Armonk Partners, as to which Mr. Fleischman shares voting and investment power as a general partner, has the right to receive proceeds from the sale of more than 5% of the outstanding shares of Common Stock of Digene Corporation.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                               Not Applicable
                               -----------------------------------------------

ITEM 8.                        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                               THE GROUP:

                               Not Applicable
                               -----------------------------------------------

ITEM 9.                        NOTICE OF DISSOLUTION OF GROUP:

                               Not Applicable
                               -----------------------------------------------

ITEM 10.                       CERTIFICATION:

                               Not Applicable
                               -----------------------------------------------




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                                    SIGNATURE

                               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 4, 1998                            /s/ Charles M. Fleischman
----------------                            -----------------------------------
Date                                                     Signature

                                                     CHARLES M. FLEISCHMAN
                                            -----------------------------------
                                                         Name/Title

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